Exhibit 99.1

JAKKS Pacific® Reports 2008 Third Quarter Results

MALIBU, Calif.--(BUSINESS WIRE)--October 21, 2008--JAKKS Pacific, Inc. (NASDAQ: JAKK) announces results for the Company’s third quarter and first nine months ended September 30, 2008.

Third quarter 2008 net sales were $357.8 million, compared to $318.4 million recorded in the comparable period last year. Net income for the third quarter was $54.1 million, or $1.70 per diluted share, compared to $47.3 million, or $1.45 per diluted share, reported in the third quarter of 2007. Included in net income are tax benefits relating to the reversal of prior tax accruals in the amount of $13.3 million, or $0.41 per diluted share, in 2008 and $1.4 million, or $0.04 per diluted share, in 2007, and $9.1 million, or $0.18 per diluted share, in pre-tax non-cash charges relating to the write-down of certain of the Company’s trademarks in 2008.

Net sales for the nine months ended September 30, 2008 were $634.1 million, compared to $572.0 million during the same period in 2007. Net income for the first nine months of 2008 was $59.2 million, or $1.88 per diluted share, compared to the first nine months of 2007 earnings of $55.6 million, or $1.75 per diluted share. Included in net income are tax benefits relating to the reversal of prior tax accruals in the amount of $13.3 million, or $0.41 per diluted share, in 2008 and $1.4 million, or $0.04 per diluted share, in 2007, and $9.1 million, or $0.18 per diluted share, in pre-tax non-cash charges relating to the write-down of certain of the Company’s trademarks in 2008.

“The bulk of our new items for this year shipped in the third quarter as retailers stocked shelves for the upcoming holiday season, and initial reads on our award-winning top drivers have been promising," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. “We remain confident that our vast and diverse product line, based on classic and known licenses, as well as new internally developed initiatives, will perform for JAKKS and our retail partners. Thus far we are seeing positive momentum for a strong full year for our business.”

"We saw solid results coming from our dolls, action figures, role play, activity toys and electronics categories, including our Girl Gourmet™ Cupcake Maker, EyeClops™ Night Vision Goggles, UltiMotion™ motion gaming systems, classic Disney® Princess and Hannah Montana™ toy lines, and Cabbage Patch Kids®, among others," added JAKKS’ President and Chief Operating Officer, Stephen Berman.

“We have been working diligently on our lines for next year and we’re encouraged by the reviews we received from mass market retailers last week at the Dallas Fall Toy Preview. We showcased products from all of our divisions, including our two newest acquisitions, Kids Only children’s indoor and outdoor furniture and Tollytots baby doll accessories. We have already begun working on new licensing initiatives for these newest JAKKS divisions and expect to see expanded distribution opportunities in the US and abroad beginning in early 2009.”

Operations provided cash in the quarter of $20.1 million and $13.9 million for the first nine months of 2008 as working capital approaches seasonal highs, and our financial position remains very strong. As of September 30, 2008, our working capital was $392.7 million, including cash, equivalents and marketable securities of $192.8 million, and we continue to evaluate additional complementary acquisitions to further invest in our future and bolster our diverse portfolio.

Friedman concluded, “We remain confident that we will achieve our 2008 forecast for net sales of at least $891.4 million, with $89.5 million in net income and $2.80 diluted EPS."

Conference Call

JAKKS Pacific is hosting a teleconference today at 6:30 a.m. PDT (9:30 a.m. EDT) on October 21, 2008. Anyone interested will be able to listen to the teleconference, scheduled to begin at 9:30 a.m. ET (6:30 a.m. PT) on October 21, 2008, via the Internet at investors.jakks.com. The website will host an archive of the teleconference for 30 days. A telephonic playback will be available from 10:30 a.m. ET on October 21, 2008 through 12:00 a.m. ET on November 21, 2008. The playback can be accessed by calling 800-642-1687, or 706-645-9291 for international callers, pass code “68794515.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™, EyeClops®, Plug It In & Play TV Games™, Kids Only® and Tollytots®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney, Nickelodeon, Warner Bros., World Wrestling Entertainment, Ultimate Fighting Championship, Graco and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$192,607	$241,250
Marketable securities	223	218
Accounts receivable, net	230,006	174,451
Inventory, net	110,829	75,486
Income taxes receivable	-	-
Deferred income taxes	13,297	13,921
Prepaid expenses and other current assets	33,481	21,733
Total current assets	580,443	527,059

Property and equipment	75,544	59,480
Less accumulated depreciation and amortization	48,901	38,073
Property and equipment, net	26,643	21,407

Deferred income taxes
Goodwill, net	354,993	353,340
Trademarks & other assets, net	30,105	45,768
Investment in video game joint venture	40,562	36,090
Total assets	$1,032,746	$983,664

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$168,883	$122,372
Reserve for sales returns and allowances	17,481	26,036
Income taxes payable	1,347	21,997
Total current liabilities	187,711	170,405

Long term debt	98,000	98,000
Other liabilities	2,052	6,432
Income taxes payable	11,293	11,294
Deferred income taxes	6,416	6,536
	117,761	122,262
Total liabilities	305,472	292,667

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	290,009	312,127
Retained earnings	441,467	382,288
Accumulated other comprehensive income (loss)	(4,230)	(3,446)
	727,274	690,997
Total liabilities and stockholders' equity	$1,032,746	$983,664

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2008
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007
	(In thousands, expect per share data)

Net sales	$357,824	$318,391	$634,050	$572,000
Less cost of sales
Cost of goods	188,020	163,034	330,693	296,532
Royalty expense	36,650	29,181	64,307	54,638
Amortization of tools and molds	4,089	2,126	10,486	5,977
Cost of sales	228,759	194,341	405,486	357,147
Gross profit	129,065	124,050	228,564	214,853
Direct selling expenses	21,390	20,132	45,834	40,956
Selling, general and administrative expenses	38,433	34,798	103,250	87,021
Depreciation and amortization	2,828	4,063	8,392	12,007
Write-down of intangible assets	9,076	-	9,076	-
Income from operations	57,338	65,057	62,012	74,869
Other income (expense):
Profit from video game joint venture	743	908	4,470	3,117
Interest income	709	1,814	2,802	5,121
Interest expense, net of benefit	2,013	(692)	(1,187)	(3,855)
Other expense	-	-	-	-
Income before provision for income taxes	60,803	67,087	68,097	79,252
Provision for income taxes	6,658	19,769	8,919	23,662
Net income	$54,145	$47,318	$59,178	$55,590
Earnings per share - diluted	$1.70	$1.45	$1.88	$1.75
Shares used in earnings per share - diluted	32,257	33,145	32,728	33,083

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
or
Joel Bennett, 310-455-6210